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Exhibit 10.41

         A square (☐) indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

STAFFING SERVICES AGREEMENT

        THIS AGREEMENT, made as of the 14th day of October, 2002, (the "Effective Date") between Pomerantz Staffing Services LLC, its subsidiaries and affiliates (collectively "Pomerantz"), a Delaware limited liability company, with offices at 1375 Plainfield Avenue, Watchung, New Jersey 07069, and QRS Sales and Services Corporation, a Delaware corporation with offices at 1400 Marina Way South, Richmond, CA 94804, QRS Corporation, a Delaware corporation with offices at 1400 Marina Way South, Richmond, CA 94804, and their successors and assigns (collectively, "Client").

        1.    Services.

          (a)  Pomerantz agrees to provide to Client, personnel ("Subject Personnel") to perform temporary services and other services ("Services") described in Schedule A which is attached to and made part of this Staffing Services Agreement ("Agreement"). Schedule A may, from time to time, be amended or modified by the written, executed agreement of the parties, and as so amended or modified, the new Schedule A shall be attached and made part of this Agreement.

          (b)  Prior to any Subject Personnel reporting to Client for the performance of Services, (i) Client shall provide to Pomerantz all job applications, Form W-4s and Form I-9s in its possession for each Subject Personnel who will perform Services for Client, (ii) Pomerantz shall ensure that a new worker application packet as set forth in Schedule B is completed, signed and returned by the Subject Personnel; and (iii) Pomerantz will verify that the individual has the right to work in the United States and that the Subject Personnel has completed all appropriate and required personnel and payroll documentation; provided, however, that Pomerantz shall have no liability under this Agreement with respect to any Subject Personnel performing Services for Client where Client knew or should have known as of the Effective Date that such Subject Personnel did not have the right to work in the United States as of the Effective Date.    Subject Personnel will not be assigned to Client, nor shall Client request that Subject Personnel be permitted to commence performing Services until all appropriate and required forms have been completed, delivered and approved by Pomerantz.

          (c)  Pomerantz and Client understand that while Client will communicate information regarding the Services to be performed to the Subject Personnel, Pomerantz is ultimately responsible for the supervision and control of the Subject Personnel in providing Services to Client. Similarly, while Client may provide Pomerantz with information regarding the performance of Subject Personnel as described in Section 4.2, Pomerantz and not Client has the authority to hire and/or fire Subject Personnel.

          (d)  Subject Personnel shall be employees of Pomerantz and shall not be classified as consultants or independent contractors of Pomerantz. Subject Personnel are not employees of Client within the application of any federal, state or local laws nor any regulations relating to payment of wages and related taxes, employee benefits and workers compensation. Subject Personnel are not eligible to participate in Client's employee benefits, benefit plans and programs. To the extent that Pomerantz maintains benefits and benefit plans for its temporary staffing personnel, Pomerantz will provide such customary benefits and benefit plans for the Subject Personnel, and Pomerantz is solely responsible for the establishment, administration and funding of its employee benefits, benefit plans and programs, as and to the extent that Pomerantz adopts and/or institutes such benefits and programs.

          (e)  Pomerantz shall give Client most-favored-customer status with respect to the availability of Subject Personnel to perform services for Client. During the Term, Pomerantz shall not assign Subject Personnel to perform services similar to those it performs for Client for any Pomerantz customer that is, in Client's reasonable discretion, a direct competitor of Client.

          (f)    Client hereby grants to Pomerantz, solely during the term of this Agreement, a non-exclusive, nontransferable, royalty-free license to use and modify, and to copy as reasonably necessary to use and modify, the Payrolling Applet, solely to process payroll for Subject Personnel using the information in the Data Report. As used in this paragraph, "Payrolling Applet" means the object code and source code of Client's proprietary software application made using the Progress software and which Client used as of the Effective Date to process payroll based on data reports. Pomerantz acknowledges and agrees that i) it must separately acquire the Progress software in order to run the Payrolling Applet, and such Progress software will not be provided by Client; ii) Pomerantz is solely responsible for ensuring that the Payrolling Applet correctly processes Subject Personnel payroll based on Data Reports; iii) the Payrolling Applet is provided "AS IS", "WITH ALL FAULTS" and Client disclaims all warranties, express or implied, related to the Payrolling Applet; and (iv) Client has no obligation to fix or maintain the Payrolling Applet. Pomerantz acknowledges and agrees that, as between Client and Pomerantz, Client retains and owns all right, title and interest (including without limitation intellectual property rights) in and to the Payrolling Applet. Pomerantz hereby grants to Client a non-exclusive, nontransferable, royalty-free license to use and copy any and all modifications to the Payrolling Applet made by or for Pomerantz.

        2.    Term.

          (a)  This Agreement shall be effective for an initial term ("Term") commencing the Effective Date and ending December 31, 2003, and shall be automatically renewed and extended for successive one (1) year terms at the end of the initial or any renewal term thereafter. This Agreement may be terminated as set forth in Section 5.

          (b)  Pomerantz agrees that, in the event of termination of this Agreement, Pomerantz will not remove Subject Personnel from assignment at Client prior to such personnel completing assignments given prior to termination, provided however that in all cases, the continuation of such assignment shall end no more than one (1) month following the date of termination unless Pomerantz agrees to any further extension, which extension shall be within Pomerantz' sole discretion. Pomerantz shall have no obligation under this Section 2(b) in the event of a termination of this Agreement in accordance with its terms due to 1) Client's negligent or willful misconduct or 2) Client's failure to pay a correct invoice when due. However, in the event that Client has asserted a good faith dispute regarding an invoice which does not comport with a Data Report (as defined below) and the subject outstanding invoice was the basis for the termination, then providedClient has paid, and continues to pay post-termination, all correct invoices and undisputed invoices when due, then Pomerantz shall provide the post-termination Services outlined in this Section 2(b). Client acknowledges and agrees that its payment obligations for such personnel shall survive termination of this Agreement for the purpose of paying Pomerantz for such assignments. In the event that this Agreement is terminated, Client will neither be obligated to nor prohibited from employing any of the Subject Personnel. Sections 2(b), 3(e), 3(g), 4.1(c), 4.1(g), 4.2(e) -(g), 4.2(i), 4.2(l), 4.3, 6, 7, 9 and 17 of this Agreement shall survive any expiration or termination of this Agreement. In the event that this Agreement is terminated, Pomerantz shall as soon as reasonably practicable return to Client all copies of the Payrolling Applet.

        3.    Payment for Services.

          (a)  Client shall pay to Pomerantz the agreed upon rates for each Subject Personnel performing Services for Client in accordance with the rates set forth on Schedule A. Schedule A may be amended from time to time during the Term upon the written, executed agreement of the parties, to reflect changes in statutory rates and wage base or otherwise, and as so amended, the new Schedule A shall be attached to and made part of this Agreement.

          (b)  Client shall, in addition to other items to reimburse Pomerantz, also reimburse Pomerantz for any travel and entertainment expenses incurred by the Subject Personnel, subject to the prior written approval by Client of the approximate amount of the expense to be incurred. Pomerantz shall direct its Subject Personnel to submit requests for reimbursement on Pomerantz's form of expense report, to be accompanied by original receipts for all such expenses. Pomerantz shall maintain and store all original receipts for which reimbursements are made. Pomerantz shall submit to Client invoices for those expenses to be reimbursed hereunder, which shall be paid in accordance with the payment term in Schedule A. For the avoidance of doubt, Client and Pomerantz acknowledge and agree that no markup will be charged to or paid by Client on expense reimbursements. Upon Client's request, Pomerantz shall provide to Client photocopies of any supporting receipts.

          (c)  Pomerantz shall provide an invoice to the Client on a periodic basis agreed to by the parties and as detailed on Schedule A, for the Services performed, on the next Monday (or the next business day thereafter if the Monday is a legal holiday) after the Subject Personnel data report (the "Data Report") is completed and submitted by Client by Thursday for each Subject Personnel performing Services during the immediately preceding week. Client's Data Report is populated and completed as Subject Personnel use scanners at their job site(s) to enter mileage, number of hours worked, number of SKU's scanned and piece rate or fixed rate. Client shall review and approve this Data Report, and then submit it to Pomerantz, and Pomerantz shall use the information in the Data Report to calculate payroll (and taxes), pay the Subject Personnel and invoice Client. As an example of the above-described invoice timing, for a two week period Monday through the following Sunday, Client will submit the Data Report to Pomerantz on or before the Thursday after the end of the two-week period, and Pomerantz will invoice customer on the Monday (or next business day if Monday is a legal holiday) that follows the Thursday submission. Notwithstanding Client's approval of Data Reports submitted to Pomerantz hereunder, if either party subsequently determines that information contained in those Data Reports was inaccurate, which resulted in excess billing by Pomerantz to Client hereunder, then it shall promptly notify the other party in writing and provide appropriate documentation reflecting the error. If the excess billing due to an inaccurate Data Report affects compensation or reimbursement to Subject Personnel and Pomerantz has not yet paid the subject Subject Personnel(s)in accordance with the inaccurate Data Report, then Pomerantz shall adjust any invoice previously issued to Client to correct such error, and the Subject Personnel shall only be paid for the correct amount. If, however, the excess billing due to an inaccurate Data Report affects compensation or reimbursement to Subject Personnel and the error is discovered after the subject Subject Personnel(s) received payment in accordance with the inaccurate Data Report, then Pomerantz shall use commercially reasonable efforts to recoup such overpayment from the Subject Personnel. To the extent that Pomerantz is able to recover such monies, it shall tender such sums to Client to the extent that Client overpaid Pomerantz. If, however, despite such commercially reasonable efforts Pomerantz is unable to recover such monies, it shall have no obligation to reimburse Client for any overpayment based upon an invoice issued against the inaccurate Data Report.

          (d)  On or before January 1, 2003 and each anniversary date of the term of the Agreement (if still then in effect), the parties agree that there shall be a review to reflect the changes in the statutory payroll taxes and unemployment insurance rates and similar changes over such amounts then in effect. Such changes shall be reflected on amendments to Schedule A attached to and made a part of the Agreement, and replace prior Schedules.

          (e)  Notwithstanding the provisions of subparagraph (c) of this Section 3 of the Agreement: (i) although Pomerantz will endeavor to submit timely the periodic invoices during the Term of this Agreement, and the last such periodic invoice(s) upon the termination of this Agreement, Client shall be obligated to honor and promptly pay all such invoices only if they a) are correct, provided that any invoice which comports with the information on the underlying Data Report and correctly calculates overtime, minimum wage, payroll taxes and the like is hereby accepted by Client to be correct subject only to adjustment as provided in subparagraph (c) of this Section 3, and b) are submitted by Pomerantz within thirty (30) days after receipt of the underlying Data Report(s) from Client; and (ii) with respect to any Data Report(s) submitted by Client subsequent to the termination of this Agreement and for which Pomerantz shall be obligated to make payment for the hours worked to the Subject Personnel, Client shall be obligated to Pomerantz and shall make prompt payment to Pomerantz for the invoices relating to such Data Report(s) provided the invoices are a) correct, provided that any invoice which comports with the information on the underlying Data Report and correctly calculates overtime, minimum wage, payroll taxes and the like is hereby accepted by Client to be correct, and b) are submitted by Pomerantz within thirty (30) days after receipt of the underlying Data Report(s). Client shall have no obligation to honor or pay any invoices for expense reimbursement that is submitted by Pomerantz more than one hundred and twenty (120) days after the expense was incurred.

          (f)    Payment of all invoices for Services and reimbursements shall be made by Client to Pomerantz on a periodic basis as mutually agreed upon by the parties and as reflected on Schedule A.

          (g)  Pomerantz shall maintain all records of Services provided for a period of three (3) years after the performance of Services for purpose of audit by or on behalf of Client by its auditors, the Internal Revenue Service or other governmental agency requesting such information of Client. Pomerantz agrees that Client has the right, upon reasonable prior written notice, during normal business hours, to audit Pomerantz for compliance with the terms and conditions of this Agreement relating to 1) Pomerantz' insured status, 2) provision and signing of new worker application packets, acknowledgments and Confidentiality/Non-Disclosure Agreements and 3) Subject Personnels' immigration status, payrolling practices, records and pay. Upon reasonable request from Client, Pomerantz will provide Client with copies of requested documentation within a reasonable time frame. If the requested documentation is confidential in nature, it shall only be released to Client upon Client's written confirmation that the information shall be treated accordingly. Additionally, if the requested documentation is voluminous, Client shall pay Pomerantz for its copying expenses so incurred.

        4.    Relationship and Obligations of the Parties.

4.1    Obligations of Pomerantz to Client.

          (a)  The Services to be provided by Pomerantz to Client under this Agreement shall be as an independent contractor, and nothing contained in this Agreement shall be intended or construed to create the relationship of principal and agent, or employer and employee, between Pomerantz and Client.

          (b)  Pomerantz shall have each Subject Personnel assigned to perform Services for Client sign a written acknowledgment, prior to performing Services for Client, that (i) Pomerantz is his or her employer and that Client is not the employer, (ii) the Subject Personnel is not entitled to participate in Client's benefits, benefit plans or programs, (iii) while Client will communicate information regarding the Services to be performed to the Subject Personnel, Pomerantz is ultimately responsible for the supervision and control of the Subject Personnel and has the sole authority to hire and fire Subject Personnel and (iv) the Subject Personnel is only on a temporary assignment to perform the Services for Client.

          (c)  Pomerantz shall timely report and pay all Federal, state and local employee withholding contributions and taxes and employer taxes for the Subject Personnel. Upon Client's request, Pomerantz shall promptly provide it with documentation and evidence reflecting such information, and will execute such authorizations as are required by tax authorities to confirm such payments.

          (d)  Pomerantz shall, in providing Services, comply with all applicable Federal, state or local laws and regulations for the Subject Personnel concerning compensation, classification as exempt or non-exempt, overtime payment, hours of work and condition of work. Pomerantz shall comply with all applicable Federal, state and local laws and regulations regarding civil rights and employment pertaining to the Subject Personnel. Pomerantz shall, to the extent required by state law, maintain such licenses and registrations (if any) relating to the conduct of its staffing business.

          (e)  Prior to assigning any Subject Personnel to provide Services to Client, Pomerantz shall cause each Subject Personnel to execute and deliver to Client the Client's form of Confidentiality and Non-Disclosure Agreement attached hereto as Schedule C.

          (f)    Pomerantz shall furnish and keep in full force and effect, at all times during the term of this Agreement and for two (2) years thereafter where such insurance is "claims made" insurance, with eligible carriers having a minimum rating of "A" by A.M. Best (i) Workers' Compensation insurance coverage for Subject Personnel performing Services to Client as required by and in accordance with applicable laws and regulations of each state, province or country having jurisdiction over the applicable Subject Personnel (provided, however, that Client expressly acknowledges that Subject Personnel are not available to perform Services outside the United States without the prior written consent of Pomerantz except for Services performed in Canada by Subject Personnel domiciled in the United States), (ii) Employer's Liability insurance coverage in an amount not less than US$1,000,000 and (iii) Employment Practices Liability insurance with limits of not less than $1,000,000 per occurrence or per claim and $1,000,000 in the annual aggregate. The policy(ies) specified in this Section 4.1(f) shall be endorsed to stipulate that Pomerantz' insurance shall be primary to and noncontributory with any and all other insurance maintained or otherwise afforded to Client, its subsidiaries and affiliates, and their respective officers, directors, shareholders, employees and agents. It is expressly understood that neither Client's customers for whom Client has been retained to perform assignments which are the subject of any Services rendered hereunder, nor owners or lessees of any premises at which Subject Personnel are directed to perform Services (whether or not such third parties are customers of Client) are "agents" of Client for any purpose hereunder, and in no event shall such customers or third parties be entitled to invoke or seek the protections afforded Client hereunder, including without limitation any waiver of subrogation, any indemnification or otherwise. Except where prohibited by law, Pomerantz and its respective insurers waive all rights of recovery or subrogation against Client, its subsidiaries and affiliates, and their respective officers, directors, shareholders, employees, and insurers. Such coverage shall provide for not less than 30 days' prior written notice to Pomerantz of cancellation or material alteration or change. Pomerantz shall provide Client, prior to the commencement of this Agreement and before any Services are performed, with a Certificate of Insurance for the above coverages.

          (g)  Subject expressly to the limitations and exclusions set forth in Sections 4.2(g) and 6(b), Pomerantz shall defend, indemnify and hold harmless Client, its subsidiaries and affiliates, and their respective directors, officers, shareholders and employees from and against any and all claims, losses, liabilities, damages and expenses against by and/or of Client (including, without limitation, reasonable attorneys' fees) made or incurred after the effective date of this Agreement arising out of (i) bodily injury (including death) sustained by Subject Personnel and damage to any Subject Personnel's property arising out of such Subject Personnel's performance of Services under this Agreement, (ii) violation of any civil rights, labor, wage/hour and/or employment law, (iii) any violation by Pomerantz of its obligations under this Agreement with respect to such Subject Personnel, or (iv) injury or damage sustained by any third party arising from the negligent, reckless or willful act or omission of the Subject Personnel or (v) breach by Pomerantz, its employees, agents or other representatives of the provisions of Sections 1(b)(iii), 1(d), 4.1(c), 4.1(d) and/or 4.1(e) of this Agreement. In connection with the foregoing indemnity, Client as the indemnified party and Pomerantz as the indemnifying party shall be subject to the obligations and have the rights and obligations set forth in Section 6(a)(ii)-(v) herein. Notwithstanding that Pomerantz shall indemnify Client against any claim that, on initial investigation, is covered under this Section 4.1(g), if it is subsequently determined that such claim fell within Client's obligations to indemnify Pomerantz under Sections 4.2(l) or 6(a), then Client shall indemnify and hold Pomerantz harmless in accordance with said Sections 4.2(l) or 6(a), as applicable.

4.2    Obligations of Client to Pomerantz.

          (a)  Client shall give written notice to Pomerantz within twenty-four (24) hours of the change of job codes or job descriptions for each Subject Personnel performing Services for Client. This is essential for Pomerantz to comply with the statutory provisions of its workers' compensation insurance program.

          (b)  Client may, in its sole but reasonable discretion, request that the assignment of any Subject Personnel to the performance of Services for Client cease. Client shall accompany any such request the reason or basis therefor and shall deliver any supporting documentation for its decision. Any such request shall be delivered in a written notice within twenty four (24) hours (or on the next business day if such notice is received on a Friday or holiday) of such determination to Pomerantz, and upon such request Pomerantz shall remove such Subject Personnel from assignment to Client. Pomerantz has sole discretion as to whether to terminate its employment of such Subject Personnel.

          (c)  No Subject Personnel shall be given duties of any kind, as part of the Services to be performed for Client, that require Subject Personnel to drive any vehicle of any type, except that Subject Personnel may be required to drive to, from and between assignments provided by Client using their own cars. The use of forklifts and motorized material handling equipment must be limited to use by certified Subject Personnel, a copy of which certification shall be delivered to Pomerantz prior to the first use of any such equipment by any Subject Personnel. No Subject Personnel performing Services for Client shall be required to drive as a part of his or her job, without the prior express written permission of Pomerantz, except that Subject Personnel may be required to drive to, from and between assignments provided by Client using their own cars, but for no other purpose whatsoever.

          (d)  As set forth in Schedule A, Subject Personnel will be performing Services at third party's sites, and not at Client's site(s). Solely to the extent Subject Personnel perform Services at Client's site(s), Client shall be responsible for supplying a safe and suitable workplace, which shall include providing appropriate safety equipment and training, for Subject Personnel providing Services to Client, and shall be solely responsible for complying with: (i) applicable Federal and state occupational safety and health ("OSHA") laws and regulations, including any ergonomics standard adopted by OSHA, and also including training, supplying protective equipment, where required, and providing information, warnings and safety instructions; (ii) where applicable with the Americans with Disability Act ("ADA"), and make any reasonable accommodations required by the ADA for any affected Subject Personnel; and (iii) any subsequently enacted Federal, state or local laws or regulations affecting the work site. Client agrees not to interfere with Subject Personnels'

  rights under the Family and Medical Leave Act ("FMLA"). Client warrants that all sites at which Services are to be performed are retail locations, or are locations otherwise available to the public at large, and are not locations used to store, generate or maintain hazardous substances.

          (e)  Client shall comply with all applicable Federal, state and local laws and regulations regarding civil rights. Client shall make reasonably available to Pomerantz and its attorneys and representatives of its insurance carriers, Client's employees who are involved in any claims related to failure to comply with such laws, rules and regulations.

          (f)    Client shall, to the extent required by state law, maintain such licenses and registrations (if any) relating to the conduct of its business, and Client shall make reasonably available to Pomerantz and its attorneys and representatives of its insurance carriers, Client's employees who are involved in any claims related to failure to maintain such licenses and registrations.

          (g)  Client shall identify and disclose to Pomerantz prior to the Effective Date (x) any open and active EEOC claims or charges filed against Client prior to the effective date of this Agreement pertaining to any Subject Personnel, (y) any inspection made by a Federal or state OSHA or labor department agency, of Client's facility (or facilities) or in response to any accident involving a Subject Personnel or Client's employees at which a Subject Personnel is performing Services for Client; and (z) any entries made in Client's OSHA logs by Client and/or Federal or state OSHA inspectors at any of Client's facilities at which a Subject Personnel is presently performing Services for Client. Any such claims, charges, inspections and entries shall be excluded from Pomerantz' indemnity obligations under 4.1(g) above. Client shall, in addition, provide access and the right to inspect all such entries and notices, to Pomerantz or its representatives, at all reasonable times during Client's regular business hours upon reasonable prior written notice by Pomerantz. Client shall make available to Pomerantz and its attorneys and representatives of its insurance carriers, Client's employees who are involved in any such claims which in any way relate to Subject Personnel and/or Pomerantz. Additionally, to the extent that any location owned or operated by a customer of Client at which Services are performed gives rise to a claim involving a Subject Personnel who performed Services at that location, Client shall use commercially reasonable efforts to secure for Pomerantz and its representatives access to any such location.

          (h)  Client shall not request or require Subject Personnel to handle or deal with cash, checks, negotiable instruments or other valuables of any kind or nature without the prior written permission of Pomerantz.

          (i)    Prior to the Effective Date, Client shall have complied with the Worker Adjustment and Retraining Notification Act ("WARN"), if applicable.

          (j)    To Client's knowledge, Subject Personnel do not participate in any collective bargaining agreement(s). To the extent that it is informed of such activities, Client shall give prompt notice to Pomerantz of any organizing attempts which may be made with respect to Client's employees or the Subject Personnel during the term of this Agreement.

          (k)  Client shall have in force at the commencement of this Agreement and shall, at its sole cost and expense, maintain during all such time as Subject Personnel shall be performing services for Client under this Agreement and for two (2) years thereafter where such insurance is "claims made" insurance, Comprehensive General Liability insurance in combined single limits of not less than $1,000,000 per occurrence, including contractual liability coverage and coverage for all scanners and other equipment provided by Client hereunder to Subject Personnel performing Services hereunder, such coverage to be at full replacement value for such scanners and/or equipment. Client expressly confirms hereby that Pomerantz shall not be liable for the loss, damage or destruction of any scanner or equipment provided by Client hereunder. Client's insurance carrier shall have a minimum rating of "A" by A.M. Bests. Client shall provide

  Pomerantz with a Certificate of Insurance for such coverage. To the extent that the foregoing policy maintained by Client would cover any claims for which Client must indemnify Pomerantz, as to those claims, Client's insurance shall be primary to and noncontributory with any and all other insurance maintained or otherwise afforded to Pomerantz, its subsidiaries and affiliates, and their respective officers, directors, shareholders, employees and agents. In such cases, except where prohibited by law, Client and its respective insurers waive all rights of recovery or subrogation against Pomerantz, its subsidiaries and affiliates, and their respective officers, directors, shareholders, employees, agents, and insurers. Such coverage shall provide for not less than 30 days' prior written notice to Pomerantz of cancellation or material alteration or change.

          (l)    Client will indemnify and hold harmless Pomerantz, its subsidiaries and affiliates, and their respective directors, officers, shareholders and employees for any loss, liability, injury, damage or expense (including, without limitation, reasonable attorneys' fees) to Pomerantz, its subsidiaries and affiliates, and their respective directors, officers, shareholders and employees resulting from claims, actions or demands made or incurred or arising after the Effective Date by Subject Personnel 1) for violation of civil rights or employment law if such liability, injury or damage is caused by violations of civil rights or employment laws by Client, its subsidiaries and affiliates, or their respective employees or agents or 2) arising from any effort by Client to recover lost or damaged scanners from such Subject Personnel.

          (m)  If Services are performed at the site of one of Client's customers, and in the agreement between Client and that customer, customer has agreed to indemnify Client from claims arising from that site, or from customer's employees thereat, Client shall use commercially reasonable efforts to either assign that indemnity to Pomerantz or to enforce that indemnity on Pomerantz' behalf if a claim was asserted by or in relation to a Subject Personnel which would fall within that indemnity.

4.3    Mutual Obligations of the Parties to Each Other.

          (a)  The parties agree to cooperate fully and promptly, and to provide any assistance necessary to the other party in the investigation of any complaints, claims, actions or proceedings which may relate to the Client, Pomerantz or any Subject Personnel. The parties shall timely and promptly provide each other (and their attorneys and/or insurers) with copies of any summonses, notices, subpoenas or other legal documents which involve or relate to Pomerantz or any Subject Personnel assigned to Client.

          (b)  Pomerantz and Client each agree to give the other written notice as soon as reasonably possible upon having knowledge of any: (i) personal or bodily injury or workers' compensation claim made by a Subject Personnel performing Services for Client; (ii) any claimed injury sustained by or caused by a Subject Personnel during the performance of his or her Services for Client; (iii) any claim of violation of civil rights, labor laws, wage/hour laws or employment laws made by a Subject Personnel during the performance of Services or any sexual harassment claim made against any Subject Personnel; and (iv) any claims or concerns regarding any location at which Services are to be or were performed.

        5.    Termination.

          (a)  Either party may at any time terminate the Agreement, without cause, on the giving to the other party at least sixty (60) days' prior written notice.

          (b)  Either party may terminate the Agreement, for cause (other than a cause or condition described in Section 5(c) of this Agreement), provided that the party desiring to terminate shall give the other party at least thirty (30) days' prior written notice describing the reason(s) for the proposed termination and if the cause(s) are not cured or corrected within thirty (30) days after such notice is given, the Agreement will terminate without further liability or obligation except as set forth in Section 2 and except for all amounts due and owing to Pomerantz to and including the last day of Service of Subject Personnel for Client. It is understood and agreed that Client shall not have the right to terminate the Agreement (nor shall Pomerantz be liable therefor hereunder) due to a failure by Client to provide Subject Personnel with any necessary instruction or performance parameters for a particular assignment.

          (c)  Pomerantz shall have the right, in its sole discretion, to terminate this Agreement upon written notice to Client, without liability or obligation to Client, in the event of: (1) Client's non-payment or late payment of any invoice, provided that Pomerantz has notified Client in writing of such non- or late payment at least ten (10) days prior to termination; (2) Client commences any bankruptcy or insolvency proceeding, including, but not limited to, voluntary or involuntary bankruptcy proceedings or an assignment for the benefit of creditors. In the event of any bankruptcy proceeding, all debts that Client may owe to Pomerantz shall be considered "Administrative Expenses" within the meaning of 11 U.S.C. Section 503(b)(1)(A), and Pomerantz's claim or claims for such Administrative Expenses shall be entitled to the priority specified in 11 U.S.C. Section 507(a)(1). Client shall use all commercially reasonable efforts to have such claims classified as Administrative; (3) Pomerantz shall have reasonably determined and shall have notified Client in writing at least ten (10) days prior to termination that there has occurred a significant adverse change in the financial condition of Client such that Client is unable to pay its debts as they come due; (4) Client has failed and refused to cooperate with Pomerantz, its counsel and/or insurers on safety matters or any workers' compensation or other claim in which Pomerantz may have an interest with respect to the Subject Personnel and Pomerantz has notified Client in writing of such non-cooperation at least five (5) business days prior to termination; or (5) Client, or any of its subsidiaries or affiliates, or any of their respective employees or agents, has violated any laws, rules or regulations regarding civil rights, with regard to any Subject Personnel and shall have notified Client in writing at least ten (10) days prior to termination.

          (d)  Client shall have the right, in its sole discretion, to terminate this Agreement upon written notice to Pomerantz, without liability or obligation to Pomerantz, in the event that Pomerantz, or any of its subsidiaries or affiliates, or any of their respective employees or agents, has violated any laws, rules or regulations regarding civil rights, labor laws, work hours or wages with regard to any Subject Personnel and shall have notified Pomerantz in writing at least ten (10) days prior to termination.

          (e)  If Client shall fail to make payment within forty-five (45) days after it is due as provided in Schedule A i) on a correct invoice issued in accordance with Section 3(e) or ii) on any invoice by Pomerantz for reimbursement which is a) pre-approved by Client as described in Section 3(b) and b) supported by receipts which are provided to Client upon request, and Client elects to terminate this Agreement in accordance with Section 5(c) as a result of such non-payment, and such account is subsequently turned over for collection to an attorney or collection agency, Client will be obligated to pay for all collection costs, including, but not limited to, reasonable attorneys' fees, court costs and any related expenses so incurred.

        6.    Indemnification.

          (a)  The parties agree to indemnify, defend and hold harmless each other, their parents, subsidiaries, affiliates and related companies, and their respective officers, board of managers, members, shareholders, directors, employees and agents, and their successors and assigns, from and against any and all claims, losses, judgments, liabilities, expenses and interest (including reasonable attorneys' fees, costs and expenses) (X) arising out of or resulting from any negligent or wrongful acts or omissions by the other party or a representative, agent, employee, officer, manager or director of the other party or (Y) relating to third party claims resulting from a breach of this Agreement by the other party or a representative, agent, employee, officer, manager or director of the other party, provided, however, that:

            (i)    Pomerantz expressly disclaims any claims, losses and liabilities in paragraph 6(b);

            (ii)  the party seeking to be indemnified, as soon as reasonably possible, notifies the indemnifying party in writing of any such claim. The failure to so notify shall not relieve the indemnifying party of its obligation under the indemnification, except to the extent such failure actually and materially caused prejudice;

            (iii)  the indemnifying party shall have control of the defense and of all negotiations for settlement or compromise of such claim (but will give notice of any proposed settlement to the indemnified party), provided the indemnifying party shall bear the cost of such settlement, and shall have obtained an unconditional release of all claims against the indemnified party by the claimant;

            (iv)  the indemnified party shall cooperate with the indemnifying party in the defense and settlement of such claim, including providing to the indemnifying party, at the expense of the indemnifying party, such information and assistance as the indemnifying party may reasonably request. The indemnified party may, at its own expense, be represented in such defense; and

            (v)  the indemnifying party shall promptly reimburse the indemnified party for all amounts that are incurred.

          (b)  Pomerantz expressly disclaims liability and will not indemnify or hold Client harmless for any claim, loss, or liability, including attorney's fees and expenses of any kind whatsoever resulting from:

            (i)    Client requesting or permitting Subject Personnel to use any vehicle, regardless of ownership, in connection with the performance of services for Client unless Pomerantz has given its express prior approval in writing.

            (ii)  Failure by Client to provide Subject Personnel with necessary instructions or performance parameters for a particular assignment.

            (iii)  Without Pomerantz's express prior approval in writing, Client's, or any of its subsidiaries, affiliates or customers, or any of their respective employees' or agents' entrusting Subject Personnel with unattended premises, cash, checks, money orders, credits, certified checks, credit, debit or similar cards, traveler's checks, merchandise or negotiable instruments or other valuables.

            (iv)  Client making substantial changes in the Subject Personnel's job duties or risks without Pomerantz's prior approval in writing.

            (v)  Claims of any nature that Client and any Subject Personnel's activities may have resulted in environmental damage.

            (vi)  Claims by Subject Personnel for benefits, damages, contributions or penalties under any employee benefit plan, fringe benefit plan or ERISA plan or written personnel policy sponsored and maintained by Client, provided that Pomerantz has complied with its obligations under Sections 1 and 4.1 of this Agreement, and provided further that Pomerantz shall cooperate with Client in providing such information and assistance as Client may reasonably request.

            (vii) Claims by Subject Personnel arising from any effort by Client to recover lost or damaged scanners from such Subject Personnel.

          (c)  The indemnities in this Agreement shall survive termination of this Agreement.

          (d)  The parties agree that this Agreement reflects the complete agreement between them with respect to any possible indemnification claim; and except as otherwise agreed to by both parties in writing, the parties hereby waive their rights to assert any common-law indemnification or contribution claim against the other.

        7.    Limitation of Liability.    Neither party to this Agreement will be liable to the other for any consequential damages (including lost profits, lost revenue or savings), or indirect, punitive, special or incidental damages suffered by the other party, in connection with or arising out of this Agreement.

        8.    Delays Beyond the Parties Control (Force Majeure).    Any delay or non-performance of any provision of this Agreement caused by conditions beyond the reasonable control of the performing party shall not constitute a breach of this Agreement. The delayed party's time for performance shall be deemed to be extended for a period equal to the duration of the conditions beyond its control. Conditions beyond a party's reasonable control include, but are not limited to natural disasters, acts of government after the date of this Agreement, power failure, fire, flood, acts of God, labor disputes, riots, acts of war and epidemics.

        9.    Governing Law; Dispute Resolution; Arbitration.    This Agreement shall be construed in accordance with the laws of the State of New York. The parties agree that any disputes, controversies, or claims arising out of or resulting under this Agreement, except for unpaid invoices or any amount of money owed by one party to the other, including, without limitation, this arbitration clause, shall be submitted to binding arbitration before the American Arbitration Association, under its commercial rules, in New York, New York. The panel shall consist of one (1) arbitrator who shall use New York law, issue a written decision, have the right to award attorneys' fees, and monetary awards shall include interest at the then interest rate allowed for judgments in the State of New York. The arbitrator shall, however, not be empowered to award consequential or punitive damages.

        10.    Notice.    Any and all notices required to be given under this Agreement shall be given in writing, and either personally delivered or be sent by certified mail, return receipt requested, to the other party at the address stated above, and deemed given four (4) days after being deposited in the U.S. Mail, postage prepaid or sent by a reliable overnight courier service for next business day delivery and if so sent shall be deemed given the next business day.

        The notices shall be sent to:

        If to Client:

  QRS Sales and Services Corporation
  1400 Marina Way South
  Richmond, CA 94804
  Attn: Legal Counsel

        And to:

  QRS Sales and Services Corporation
  8659 Staples Mills Road
  Richmond, VA 23228
  Attention: VP of RIS Services

        If to Pomerantz:

  Pomerantz Staffing Services LLC
  1375 Plainfield Avenue
  Watchung, New Jersey 07069
  Attn: Chief Financial Officer

The parties may, from time to time, designate any other address for the purpose of this section, by giving written notice to the other party in the manner provided in this section.

        11.    Counterparts.    This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which together will be deemed to constitute one and the same agreement.

        12.    Headings.    The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

        13.    Severability.    The provisions of this Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision or any other clause or provision of this Agreement.

        14.    Binding Effect; Entire Agreement.    All rights and obligations of the parties shall survive the termination of this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and permitted (as provided in Section 16) assigns of the parties. This writing contains the entire agreement of the parties and may not be modified in any way except by a writing signed by authorized officers of both parties.

        15.    Waiver.    The failure of a party to insist upon the strict performance of any provision of this Agreement, or to exercise any right or privilege granted under this Agreement, shall not be construed as waiving any such provision, and such provision(s) shall continue in force.

        16.    Assignment.    Neither Pomerantz nor Client shall assign or transfer this Agreement or any portion hereof without the prior written consent of the other party. Notwithstanding the foregoing, either party may assign this Agreement to eligible subsidiary without the other party's consent, provided such assignment shall not relieve either party of their liability hereunder.

        17.    Confidentiality.    The parties agree that all information, customer lists, procedures, methodologies, assignments performed, systems, or data of the other party will be treated as confidential and proprietary information by the other party and the Subject Personnel, unless that information was previously known to the party, or is in the public domain. Additionally, and notwithstanding that Client may have previously had access to personnel files pertaining to Subject Personnel, Client expressly acknowledges and confirms that all such records (past, present or future) are now the sole and exclusive confidential information of Pomerantz as the employer of such Subject Personnel, and Client shall restrict access to such information, and shall not use such information except as expressly contemplated in and permitted by this Agreement. Pomerantz agrees that (i) at all times, both during the term of this Agreement and after its termination, Pomerantz will take all reasonable steps to keep in confidence and trust, and will not use or disclose, any Proprietary Information without the prior written consent of an officer of Client, except as may be necessary in the ordinary course of performing the Services under this Agreement and (ii) Client's property, including all Proprietary Information and documents (such as customer lists and the like) in its custody or possession, delivered to Pomerantz by Client, related to the business activities of Client or its customers and containing any information or data whatsoever, is the sole and exclusive property of Client. As used herein, "Proprietary Information" is information that (a) is in writing and is labeled as being Proprietary Information, to the extent such information is in written (including electronic) form and is delivered by Client to Pomerantz and/or Subject Personnel and (b) has commercial value in Client's business or is otherwise confidential which 1) was or will be developed, created, or discovered by or on behalf of Client, 2) which became or will become known by, or was or is conveyed to Client, 3) is a process, methodology or compilation of data created by Subject Personnel in the course of performing the Services or 4) is provided to Pomerantz or its agents and employees by Client. Proprietary Information includes, but is not limited to, techniques and audit methodologies proprietary to Client, customer lists, and other information concerning Client's actual or anticipated business, products and services. In addition, Proprietary Information includes Client's human resources information (including, but not limited to, performance records and information, pay and compensation practices) developed by Client prior to the Effective Date. Pomerantz agrees to deliver all or any requested portion of Client's property (including without limitation Proprietary Information) in Pomerantz' possession to Client within five (5) days of Client's request, and Client shall similarly deliver to Pomerantz upon request all Subject Personnel confidential information.

        18.    Attachments.    The attached Schedules A, B and C specified in this Agreement are hereby incorporated and made part hereof.

        19.    Authority.    Each party represents and warrants that each has actual authority and power to enter this Agreement and to be bound by the terms and conditions hereof. Any individual signing this Agreement on behalf of Client represents, warrants and guarantees that he or she has full authority to do so. This Agreement is binding upon Pomerantz only if signed by the President or a Vice President of Pomerantz.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year set forth below.

POMERANTZ STAFFING SERVICES LLC
Dated: [9-13-02]	By	/s/ MICHAEL R. EPSTEIN
	Name:	Michael R. Epstein
	Title:	Chief Financial Officer
QRS SALES AND SERVICES CORPORATION
Dated: [9-13-02]	By	/s/ E. A. FETTER
	Name:	Elizabeth Fetter
	Title:	CEO
QRS CORPORATION
Dated: [9-13-02]	By	/s/ E. A. FETTER
	Name:	Elizabeth Fetter
	Title:	CEO

Schedule A
Staffing Services Agreement

Client: QRS Sales and Services Corporation/QRS Corporation

Contract Dated: October 14, 2002

Rates
Description of Services	WC Code	Pay	Bill

        Pricing:    QRS' Data Report will contain information regarding driving time, pieces and piece rate and/or fixed rate and hours spent, for each Subject Personnel for the applicable payment period. Pomerantz will calculate compensation owed to such Subject Personnel using the information in QRS' Data Report. Pomerantz shall charge QRS the amount of such compensation plus a markup based on such compensation, as set forth in the attached Rate Page. The markup is expressed as a percentage and is comprised of statutory costs (FICA, federal and state unemployment insurance, worker's compensation insurance), accounting costs and any applicable sales tax. As an example, if using the information contained in QRS' Data Report Pomerantz computes the compensation (regular and any overtime compensation) of a Subject Personnel domiciled in New Mexico for a pay period as $1000, QRS shall owe Pomerantz ☐)) plus any sales tax applicable to QRS' payment to Pomerantz.

        QRS shall pay Pomerantz' invoices comporting with QRS' Data Reports within 5 days after receipt of Pomerantz' invoice. See attached Rate Page for detail on statutory and accounting costs.

        Subject Personnel Job Title and Responsibilities:    Part-time Field Auditor

I.
PURPOSE OF THE JOB

  The Field Auditors will be responsible for collecting pricing information at the retail level. The Field Auditor will be assigned stores in their general area to visit weekly, monthly, and/or quarterly meeting collection and transmission deadlines.

II.
ESSENTIAL FUNCTIONS AND RESPONSIBILITIES

  Function

  1.
  Use a handheld device (owned by Client) to scan product and enter unique price

  2.
  Meet weekly store deadlines and transmission deadlines

  3.
  Must have reliable transportation to travel between store locations

  4.
  Ability to repeat the assignment as needed in every assigned location

III.
KNOWLEDGE AND SKILLS

1.
Multi-tasking/time management/organizational skills required

2.
Must be flexible and quick to adapt to changes

3.
Follow-up skills

4.
Good communications skills

5.
Work closely with Field Supervisor to identify gaps in the area

6.
Professional demeanor

III.
EXTENT OF PUBLIC CONTACT

1.
Daily personal contact with store personnel

  2.
  Via telephone or face-to-face, daily communication with Field Supervisor and Customer Service Manager

V.
PHYSICAL DEMANDS

1.
The job entails constant physical lifting, stretching and bending through out the day with the use of the hand held equipment.

Attach Rate Page (Statutory, markup and cost of accounting fees)

Invoice Frequency (Para. 3 (c): Every Two (2) Weeks
Payment Terms    (Para. 3 (f): Within 5 days after receipt of invoice.

Pomerantz Staffing Services LLC		QRS Sales and Services Corporation
By:	/s/ MICHAEL R. EPSTEIN	By:	/s/ E A FETTER
Name:	Michael R. Epstein	Name	Elizabeth Fetter
Title:	CEO	Title	Chief Financial Officer
QRS Corporation
		By:	/s/ E A FETTER
		Name:	Elizabeth Fetter
		Title:	CEO

Rate Page

BR #	STATE	F.I.C.A. (%)	F.U.I (%)	S.U.I. (%)	8803 CODE W/C RATE (%)	TAXES (%)	COST OF CHECK & ACCOUNT'G (%)	MARKUP (%)	TOTAL MARKUP (%)
1	ALABAMA	☐	☐	☐	☐	☐	☐	☐	☐
2	ALASKA	☐	☐	☐	☐	☐	☐	☐	☐
3	ARIZONA	☐	☐	☐	☐	☐	☐	☐	☐
4	ARKANSAS	☐	☐	☐	☐	☐	☐	☐	☐
5	CALIFORNIA	☐	☐	☐	☐	☐	☐	☐	☐
6	COLORADO	☐	☐	☐	☐	☐	☐	☐	☐
7	CONNECTICUT**	☐	☐	☐	☐	☐	☐	☐	☐
8	DELAWARE	☐	☐	☐	☐	☐	☐	☐	☐
9	D.C.**	☐	☐	☐	☐	☐	☐	☐	☐
10	FLORIDA	☐	☐	☐	☐	☐	☐	☐	☐
11	GEORGIA	☐	☐	☐	☐	☐	☐	☐	☐
12	HAWAII**	☐	☐	☐	☐	☐	☐	☐	☐
13	IDAHO	☐	☐	☐	☐	☐	☐	☐	☐
14	ILLINOIS	☐	☐	☐	☐	☐	☐	☐	☐
15	INDIANA	☐	☐	☐	☐	☐	☐	☐	☐
16	IOWA**	☐	☐	☐	☐	☐	☐	☐	☐
17	KANSAS	☐	☐	☐	☐	☐	☐	☐	☐
18	KENTUCKY	☐	☐	☐	☐	☐	☐	☐	☐
19	LOUISIANA	☐	☐	☐	☐	☐	☐	☐	☐
20	MAINE	☐	☐	☐	☐	☐	☐	☐	☐
21	MARYLAND	☐	☐	☐	☐	☐	☐	☐	☐
22	MASSACHUSETTS	☐	☐	☐	☐	☐	☐	☐	☐
23	MICHIGAN	☐	☐	☐	☐	☐	☐	☐	☐
24	MINNESOTA	☐	☐	☐	☐	☐	☐	☐	☐
25	MISSISSIPPI	☐	☐	☐	☐	☐	☐	☐	☐
26	MISSOURI	☐	☐	☐	☐	☐	☐	☐	☐
27	MONTANA	☐	☐	☐	☐	☐	☐	☐	☐
28	NEBRASKA	☐	☐	☐	☐	☐	☐	☐	☐
29	NEVADA	☐	☐	☐	☐	☐	☐	☐	☐
30	NEW HAMPSHIRE	☐	☐	☐	☐	☐	☐	☐	☐
31	NEW JERSEY	☐	☐	☐	☐	☐	☐	☐	☐
32	NEW MEXICO**	☐	☐	☐	☐	☐	☐	☐	☐
33	NEW YORK	☐	☐	☐	☐	☐	☐	☐	☐
34	NORTH CAROLINA	☐	☐	☐	☐	☐	☐	☐	☐
35	NORTH DAKOTA	☐	☐	☐	☐	☐	☐	☐	☐
36	OHIO**	☐	☐	☐	☐	☐	☐	☐	☐
37	OKLAHOMA	☐	☐	☐	☐	☐	☐	☐	☐
38	OREGON	☐	☐	☐	☐	☐	☐	☐	☐
39	PENNSYLVANNIA**	☐	☐	☐	☐	☐	☐	☐	☐
40	RHODE ISLAND	☐	☐	☐	☐	☐	☐	☐	☐
41	SOUTH CAROLINA	☐	☐	☐	☐	☐	☐	☐	☐
42	SOUTH DAKOTA**	☐	☐	☐	☐	☐	☐	☐	☐
43	TENNESEE	☐	☐	☐	☐	☐	☐	☐	☐
44	TEXAS	☐	☐	☐	☐	☐	☐	☐	☐
45	UTAH	☐	☐	☐	☐	☐	☐	☐	☐
46	VERMONT	☐	☐	☐	☐	☐	☐	☐	☐
47	VIRGINIA	☐	☐	☐	☐	☐	☐	☐	☐
48	WASHINGTON**	☐	☐	☐	☐	☐	☐	☐	☐
49	WEST VIRGINIA**	☐	☐	☐	☐	☐	☐	☐	☐
50	WISCONSIN	☐	☐	☐	☐	☐	☐	☐	☐
51	WYOMING	☐	☐	☐	☐	☐	☐	☐	☐
**	Sales Tax May Apply, which may change from time to time

Schedule B
Copy of Pomerantz New Worker Application Packet

Schedule C
Confidentiality & Proprietary Information Agreement

        In consideration of the arrangement between my employer, Pomerantz Staffing Services LLC and/or its subsidiaries and affiliates ("Pomerantz") and QRS Corporation, (the "Company") for Pomerantz to provide services to the Company, and in consideration of the compensation now and hereafter paid to me by Pomerantz, I hereby agree as follows:

        1.    Recognition of Company's Rights: Nondisclosure.    At all times during the term of my assignment to perform services for the Company and thereafter; I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company's Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns and that the Company and its assigns shall he the sole owner of all patent rights, copyrights, mask work rights, trade secret rights and all other rights throughout the world (collectively, "Proprietary Rights") in connection therewith.

        The term "Proprietary Information" shall mean any information applicable to the business of the Company, or applicable to the business of any client or customer of the Company, which may be made known to me by the Company or by any client or customer of the Company, or developed or learned by me during the period of my assignment to perform Services for the Company. By way of illustration but not limitation, "Proprietary Information" includes (a) inventions, trade secrets, ideas, processes, formulas, data, programs, other works of authorship, know-how, improvements, discoveries, developments and techniques (hereinafter collectively referred to as "Inventions"); and (b) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and information regarding the skills and compensation of other employees of the Company.

        2.    Third Party Information.    I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information concerning identity of the third party hiring Company to perform services, and third party product lines and pricing strategy and information ("Third Party Information") subject to a duty of the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose (to anyone other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

        3.    Assignment of Inventions.    I hereby assign to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the course of, and as a result of my assignment to perform services for the Company. I will undertake to assist the Company in its efforts to secure such rights in any and all countries, but at the sole expense of the Company, including appropriate compensation time actually spent by me at the Company's request on such assistance.

        4.    Return of Company Property and Documents.    When my assignment for the Company is completed I will deliver to the Company all of its property (including scanning equipment) and all tangible embodiments of methodologies and processes and all drawings, notes, memoranda, devices and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company.

        5.    General Provisions.

          5.1    Governing Law.    This Agreement will be governed by and construed according to the laws of the State of New York.

          5.2    Entire Agreement.    This Agreement sets forth the entire agreement and understanding between the Company and me and supersedes and merges all prior arrangements between us. No modifications of or amending to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.

          5.3    Severability; Survival.    If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect. The provisions of this Agreement shall survive the termination of my assignment to perform services for the Company.

          5.4    Successors and Assigns.    This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of each of the Company and Pomerantz, and their respective successors and its assigns.

Dated:	, 200
Signature
Name (PLEASE PRINT)
Address

         A bold square (☐) indicates that material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

QuickLinks

STAFFING SERVICES AGREEMENT
Schedule A Staffing Services Agreement
Schedule B Copy of Pomerantz New Worker Application Packet
Schedule C Confidentiality & Proprietary Information Agreement